Exhibit 99.1

                                NEWS RELEASE


                                                              July 21, 2004

For Further Information

Contact:    Union Trust Company
            Jeannie Merchant
            Marketing Officer

Telephone: 667-2504

For Immediate Release

                 Union Trust Reports Second Quarter Earnings

      Ellsworth - Union Bankshares Company is pleased to announce the net earnings for the second quarter and six-month periods increased $191,000 or 19.3% and $254,000 or 11.5%, respectively. The major component of the increase continues to be the healthy rise in net interest income due to strong earning asset growth since the first quarter of 2003. At June 30, 2004, total loans and investments stood at $438.2 million, representing an increase of $71.6 million or 19.5% over June 30, 2003. "Our net interest margin has remained under pressure and has declined 16 basis points on a year-to-year basis. In spite of this decline, net interest income increased $520,000 or 15.7% compared with the second quarter of 2003" stated Peter Blyberg, President and CEO of Union Trust Company. For the six months ending June 30, 2004, net interest income totaled $7.7 million, an increase of $1.1 million over the same period last year.

Non-interest income showed a decline for the second quarter and six months periods as compared to the same periods last year primarily due to a reduction in loan fees resulting from the dramatic slowdown in mortgage financing activity. The reduction was not unexpected and is consistent with industry-wide trends.

Total non-interest expenses amounted to $3.6 million during the quarter, representing a decline of $108,000, or 2.9% compared with the second quarter of


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2003 primarily as a result of continued efforts towards controlling costs and improving overall operating efficiencies.

Established in 1887, Union Trust Company is a full-service, independent, community bank that is locally owned and operated. From fifteen offices Union Trust provides a variety of banking, brokerage, insurance, retirement, employee benefit, investment, personal trust and financial planning services to individuals, businesses, municipalities, and non-profit organizations along the coast of Maine from Waldoboro to Machias. Union Trust takes pride in delivering personalized, responsive service and developing quality, innovative products for its customers. Employing over 160 people, Union Trust has a documented record of consistent earnings growth. As of June 30, 2004, consolidated assets were in excess of $473 million. Union Trust can be found on the Internet at www.uniontrust.com.


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